Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (this “Agreement”) is made and effective as of April 7, 2025 (the “Effective Date”), by and among Pacira Biosciences, Inc., a corporation organized and existing under the laws of State of Delaware with a principal place of business at 5401 West Kennedy Blvd, Lincoln Center, Suite 890, Tampa, FL 33609, on behalf of itself and its Affiliates and Pacira Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of California with its principal place of business at 5401 West Kennedy Blvd, Lincoln Center, Suite 890, Tampa, FL 33609, on behalf of itself and its Affiliates (together, Pacira Biosciences, Inc. and Pacira Pharmaceuticals, Inc., the “Pacira Parties”; and the Pacira Parties, together with their Affiliates, “Pacira”), on the one hand, and Fresenius Kabi USA, LLC, a limited liability corporation organized and existing under the laws of the State of Delaware with a principal place of business at Three Corporate Drive, Lake Zurich, Illinois 60047, on behalf of itself and its Affiliates (“Fresenius Kabi”), eVenus Pharmaceutical Laboratories Inc., a corporation organized and existing under the laws of the State of New Jersey with a principal place of business at 506 Carnegie Center, Suite 100, Princeton, New Jersey, 08540, on behalf of itself and its Affiliates (“eVenus”), and Jiangsu Hengrui Pharmaceuticals Co., Ltd. (f/k/a Jiangsu Hengrui Medicine Co., Ltd.), a corporation organized and existing under the laws of China with a principal place of business at No. 7 Kunlunshan Road, Lianyugang Eco & Tech Development Zone, Lianyungang, Jiangsu, 222002, China, on behalf of itself and its Affiliates (“Jiangsu”) (together, Fresenius Kabi USA, LLC, eVenus Pharmaceutical Laboratories Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd., collectively, the “Fresenius Parties;” and the Fresenius Parties, together with their Affiliates, “Fresenius”), on the other hand, respectively (each of Pacira Biosciences, Inc., Pacira Pharmaceuticals, Inc., Fresenius Kabi USA, LLC, eVenus Pharmaceutical Laboratories Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd., a “Party” and, collectively, the “Parties”).
RECITALS
WHEREAS, certain of the Parties are parties to one or more good-faith patent infringement litigations identified in Appendix A hereto (the “Pending Litigations”);
WHEREAS, the Parties were parties to good-faith patent infringement litigations identified in Appendix B hereto (the “Prior Litigations”);
WHEREAS, Pacira has asserted against one or more of Fresenius Kabi USA, LLC, eVenus Pharmaceutical Laboratories Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd., respectively, in the Prior Litigations and the Pending Litigations one or more of the patents identified in Appendix C hereto (the “Asserted Patents”);

WHEREAS, Pacira currently manufactures and markets the EXPAREL® brand bupivacaine liposome injectable suspension product authorized by the United States Food and Drug Administration (“FDA”) under approved New Drug Application (“NDA”) No. 022496, including any amendments, supplements or replacements to the same (the “Pacira Exparel Product”);
WHEREAS, in the Prior Litigations and the Pending Litigations, the relevant Parties to those litigations have asserted claims against each other in connection with an Abbreviated New Drug Application (“ANDA”) filed by Jiangsu seeking approval to engage in the commercial manufacture, use, or sale of bupivacaine liposome injectable suspension products;
WHEREAS, the United States patents identified in Appendix D are among the patents currently listed in the FDA’s publication, Approved Drug Products with Therapeutic Equivalence Evaluations (“Orange Book”) in connection with the Pacira Exparel Product;
WHEREAS, Pacira Biosciences, Inc. and its Affiliates collectively own all right, title, and interest in and to the Licensed Patents (as defined below);
WHEREAS, Jiangsu (through eVenus) filed ANDA No. 214348 with the FDA seeking approval to engage in the commercial manufacture, use, or sale of bupivacaine liposome injectable suspension products; and
WHEREAS, to avoid the time and expense of the Pending Litigations and potential future litigations, the Parties desire to enter into a full, final, complete, and global settlement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS
Section 1.1Certain Defined Terms. The following terms, when used with initial capital letters, shall have the meanings set forth below:
“Affiliate” means, with respect to a Person (as defined below), any Person that, as of the Effective Date or thereafter, is directly or indirectly controlled by, under common control with or that controls such Person. For purposes of this definition, “control” means (i) with respect to an individual, a contractual or other legal right to direct the relevant actions of the individual, or (ii) with respect to a corporation or other entity, (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a corporation or other entity whether through the ownership of voting securities, or by contract or otherwise, (b) direct or indirect ownership of or the right to exercise at least fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject corporation or entity, or (c) direct or indirect ownership of or the right to exercise at least fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject corporation or entity.
“Agreement” shall have the meaning set forth in the preamble.
“ANDA” shall have the meaning set forth in the Recitals.
“Asserted Patents” shall have the meaning set forth in the Recitals.
“Authorized Generic Product(s)” means any bupivacaine liposome injectable suspension product manufactured, sold, offered for sale, or distributed pursuant to the Pacira NDA (as defined below) in the Territory (as defined below) without the Exparel® trademark or any replacement trademark or trade name owned by Pacira or its Affiliates.
“Certification” shall have the meaning set forth in Section 3.10.
“Claims” means claims, counterclaims, answers, cross-claims, defenses, and any judicial, administrative or other proceeding of any kind in any jurisdiction, as well as any and all actions, causes of action, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings, and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity, or otherwise, whether asserted or unasserted, whether presently known or unknown, whether anticipated or unanticipated, and whether direct or derivative.
“Controlled” means, with respect to any Patent (as defined below) or regulatory exclusivity, the possession by Pacira or any of its Affiliates of the right, whether through ownership or license (other than a license under this Agreement), to grant a license, sublicense, waiver, covenant not to sue, or other access or authorization as provided herein to such Patent or regulatory exclusivity, without violating the terms of any agreement or other arrangement with any Third Party (as defined below) or incurring any upstream obligations (including incurring any monetary obligations) to any Third Party for granting such access to, or in connection with, such license or sublicense to other Persons.
“Covenant Patents” means U.S. Patent Nos. 11,179,336; 11,278,494; 11,304,904; 11,311,486; 11,357,727; and 11,452,691.
“Covered Product” means any bupivacaine liposome injectable suspension product that (i) is the subject of the Pacira NDA, as amended, supplemented or replaced, or (ii) is the subject of any application that is the substantial equivalent of the Pacira NDA, including in respect to both (i) and (ii), any currently approved or future indications, dosage forms, or dosage strengths, including any Authorized Generic Products. For avoidance of doubt, Covered Product shall not include Nocita®, approved under New Animal Drug Application No. 141-461, or any generic equivalent of Nocita® approved under an Abbreviated New Animal Drug Application.
“DOJ” shall have the meaning set forth in Section 2.2.
“Effective Date” shall have the meaning set forth in the preamble.

“eVenus” shall have the meaning set forth in the preamble.
“Excess Quantity” shall have the meaning set forth in Section 3.10.
“FDA” shall have the meaning set forth in the Recitals.
“Final Court Decision” means a final decision on the merits of a United States Court or the U.S. Patent Trial and Appeal Board (including any decision resulting from any inter partes review, post grant review or ex parte reexamination) from which no further appeal has been or can be taken, other than a petition to the Supreme Court for a writ of certiorari.
“Fresenius” shall have the meaning set forth in the preamble.
“Fresenius Kabi” shall have the meaning set forth in the preamble.
“Fresenius Parties” shall have the meaning set forth in the preamble.
“FTC” shall have the meaning set forth in Section 2.2.
“Generic Equivalent(s)” means a bupivacaine liposome injectable suspension product that seeks or has received FDA approval for marketing in the Territory pursuant to an ANDA (or application under 21 U.S.C. § 355(b)(2)), that references the Pacira Exparel Product or Pacira NDA as the reference listed drug or listed drug relied upon.
“IQVIA” means IQVIA’s National Sales Perspectives database (or any successor database thereto) or, if unavailable, an equivalent database demonstrating the number of total units of Generic Equivalents sold during any applicable time period hereunder.
“Jiangsu” shall have the meaning set forth in the preamble.
“License” shall have the meaning set forth in Section 3.1.
“Licensed ANDA” means ANDA No. 214348, as amended, supplemented, or replaced.
“Licensed ANDA Product(s)” means any bupivacaine liposome injectable suspension product(s) manufactured or marketed pursuant to the Licensed ANDA.
“Licensed Patents” means (i) the Orange Book Patents (as defined below) and (ii) all other United States Patents (as defined below) Controlled by Pacira or its Affiliates during the Term (as defined below) that, absent the licenses set forth in this Agreement, would be infringed by the manufacture, use, importation, distribution, offer for sale, or sale of the Licensed ANDA Product.
“Licensed Quantities” means the number of units of the Licensed ANDA Product that Fresenius may sell during a given time period (the “License Period(s)”), as follows:

(i)“First License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(ii)“Second License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].
(iii)“Third License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(iv)“Fourth License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(v)“Fifth License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(vi)“Sixth License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(vii)“Seventh License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(viii)“Eighth License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(ix)“Ninth License Period”: For the License Period beginning on [**], and ending on [**], a quantity of the Licensed ANDA Product equal to [**].

(x)“Tenth License Period”: For the License Period beginning on January 1, 2039, Fresenius may sell any quantity of the Licensed ANDA Product in the Territory without being subject to any Licensed Quantities percentage.

(xi)For clarity, as stated below in the definition of License Effective Date, if at any time during any License Period [**].

“License Effective Date” means the earliest to occur of the following dates:

(i)[**];

(ii)[**];

(iii)[**]; or

(iv)[**].

[**].
“NDA” shall have the meaning set forth in the Recitals.
“Orange Book” shall have the meaning set forth in the Recitals.
“Orange Book Patents” means any patent listed by Pacira, now or in the future, in the Orange Book for the Pacira Exparel Product, including those identified in Appendix D.
“Pacira” shall have the meaning set forth in the preamble.
“Pacira Exparel Product” shall have the meaning set forth in the Recitals.
“Pacira NDA” means NDA No. 022496, as may be amended, supplemented or replaced.
“Pacira Parties” shall have the meaning set forth in the preamble.
“Party” and “Parties” shall have the meaning set forth in the preamble.
“Patents” means (i) all classes or types of patents in any country or jurisdiction, including utility patents, utility models, design patents, invention certificates, reexamination certificates, and reissue patents; (ii) all applications for all classes and types of patents in any country or jurisdiction, including provisional applications, nonprovisional applications, continuations, divisionals, and continuations-in-part; and (iii) all rights to inventions for which applications may be filed in any country or jurisdiction.
“Pending Litigations” shall have the meaning set forth in the Recitals.
“Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.
“Pre-Booking Activities” shall have the meaning set forth in Section 3.2.
“Prior Litigations” shall have the meaning set forth in the Recitals.
“Proceeding” means any administrative, judicial, or legislative action, audit, litigation, investigation, suit, or other proceeding in any tribunal.
“Related Parties” means, with respect to a Party and its Affiliates, all directors, officers, employees, agents, representatives, heirs, assigns, predecessors, and successors.
“Term” shall have the meaning set forth in Section 5.1.
“Territory” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

“Third Party” means a Person other than (i) a Party to this Agreement or (ii) an Affiliate of a Party to this Agreement.
“Wire Transfer Instructions” shall have the meaning set forth in Section 2.7.
Article 2
SETTLEMENT AND RELEASE
Section 2.1 Dismissal of Pending Litigations. Within three (3) business days after the Effective Date, the Parties shall file the Stipulations of Dismissal attached as Exhibits A-E. The Stipulations of Dismissal shall dismiss all claims and defenses, with each Party to bear its own fees and costs in connection with all Prior Litigations and Pending Litigations. If for any reason any court in which the Parties seek dismissal raises an objection to the relevant Stipulation of Dismissal as filed or requires that the Parties modify the relevant Stipulation of Dismissal, the Parties agree to confer promptly and in good faith in order to take action consistent with this Agreement to secure entry of the relevant Stipulation of Dismissal; provided that nothing contained herein shall be deemed to require a Party to agree to a modification of this Agreement or to any Stipulation of Dismissal that materially affects the economic value of the transactions contemplated hereby.

Section 2.2 FTC Review. Each Party shall submit this Agreement (including all attachments hereto) to federal antitrust agencies, i.e., the U.S. Federal Trade Commission (“FTC”) and U.S. Department of Justice (“DOJ”), within ten (10) business days of the Effective Date. The Parties hereby agree that they will work in good faith to resolve any related issues and endeavor to modify this Agreement in view of any objections from such federal antitrust agencies, but no Party shall be required to accept any terms that materially change or modify the purposes of this Agreement. Each Party reserves the right to communicate separately with the FTC and/or DOJ regarding such filings as it believes appropriate, provided, however, that each Party will keep the other Parties reasonably informed of such communications.

Section 2.3 Mutual Releases. In consideration of the mutual execution of this Agreement and upon the terms and subject to the conditions of this Agreement, and further subject expressly to the occurrence of the dismissals required pursuant to Section 2.1 above, each Party, on behalf of itself, its Affiliates, shareholders, directors, officers, employees, agents, representatives, assigns, predecessors, and successors, hereby fully, finally and irrevocably releases, relinquishes, acquits, and discharges the other Party and its Affiliates, and each of their respective directors, officers, employees, agents, representatives, heirs, assigns, shareholders, customers, importers, manufacturers, distributors, suppliers, marketing partners, purchasers, resellers, insurers and each of their predecessors and successors of and from any and all pending and potential Claims (i) arising out of or in any way related to, in any manner or degree, the Licensed ANDA, the Licensed ANDA Product, the Pacira Exparel Product, the Pending Litigations or the Prior Litigations or the facts raised in the Pending Litigations or the Prior Litigations, including any Claims which could have been, are or were asserted in the Pending Litigations or the Prior Litigations, or (ii) for infringement of the Licensed Patents by the Licensed ANDA Product prior to or on the Effective Date. For the avoidance of doubt, nothing in this Agreement shall prevent or impair the right of any Party to bring a Proceeding in court or any other forum for breach of this Agreement (including, without limitation, any claim for infringement of any intellectual property based upon activities that are not the subject of the licenses, releases, waivers or covenants not to sue granted hereunder) or any representation, warranty or covenant herein, or to bring a Proceeding in court or any other forum concerning any product or drug application that was not the subject of the Pending Litigations or the Prior Litigations or any activities after the Effective Date.

Section 2.4 Statutory Acknowledgement. The releases set forth in Section 2.3 are full and final releases by which each Party, on behalf of itself and its Affiliates, waives all rights and benefits they may have had in the past, now have, or in the future may have in connection with the Claims released in Section 2.3 under the terms of any statute or provision of law that provides that a general release does not extend to Claims which a Party and its Affiliates do not know or suspect to exist in their favor at the time of executing this release by the Parties. Each Party and its Affiliates understand and accept the risk that they may have substantial Claims that are presently unknown, and they nevertheless release all such Claims within the scope of the foregoing releases. Specifically, each Party, on behalf of itself and its Affiliates, hereby expressly waives any rights they may have under California Civil Code Section 1542 (and any other law of similar effect in any jurisdiction), in connection with the Claims released in Section 2.3, which provides that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 2.5 Agreement Enforceability. The Parties acknowledge and agree that this Agreement is enforceable according to its terms with respect to the final dismissal of all Claims as between the parties in the Pending Litigations.

Section 2.6 Costs and Attorneys’ Fees. The Parties agree that they shall bear their own costs and attorneys’ fees relating to the negotiation of this Agreement, with respect to each other.

Section 2.7 Saved Litigation Costs. In recognition of the savings inuring to Pacira in terms of the avoidance of fees, costs, expenditure of time and resources, disruption, and burden associated with continuing the Pending Litigations, any appeals that may be taken of the Pending Litigations, and any other actions or suits that may occur related to the Licensed ANDA or the Licensed ANDA Product, or the Asserted Patents or any other Licensed Patents, and in consideration for settlement of the Pending Litigations and the releases granted herein, Pacira will pay to Fresenius Kabi Seven Million Dollars ($7,000,000.00) (US) following the Effective Date and within eleven (11) days of Pacira’s receipt of the Wire Transfer Instructions (defined below). The Parties agree such payment shall be subject to review and any objection by the FTC. The payment shall be wired, in immediately available funds, to an account designated in writing by Fresenius Kabi (“Wire Transfer Instructions”) within three (3) business days following the Effective Date.

Section 2.8 Taxes. All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law.

Article 3
LICENSE GRANT AND COVENANTS
Section 3.1 License Grant. Pacira hereby grants to the Fresenius Parties and their Affiliates, a non-exclusive, worldwide, royalty-free license under the Licensed Patents, with no right to sublicense, and no right to transfer (except as permitted by Section 6.1), to make, have made, use, have used, sell, have sold, offer to sell, have offered for sale, import, have imported, and otherwise transfer, have transferred, dispose of, or have disposed of, the Licensed Quantities of the Licensed ANDA Product in the Territory upon and following the License Effective Date and earlier solely as set forth in Section 3.2 (collectively, the “License”).

Section 3.2 [**]

Section 3.3 Reservation of Rights. All rights not expressly granted to the Fresenius Parties and their Affiliates hereunder are expressly reserved to Pacira, and Pacira has no obligation to make available any intellectual property rights or to take any other actions other than as expressly set forth herein. Except as expressly provided herein, nothing in this Agreement shall be construed as granting the Fresenius Parties and their Affiliates any rights: (a) with respect to the Licensed ANDA Product outside the Territory; (b) with respect to any product other than the Licensed ANDA Product; or (c) to make, have made, use, offer to sell, sell, import, or otherwise dispose of any generic version of any Pacira product (other than the Pacira Exparel Product but only to the extent expressly provided in this Agreement).

Section 3.4 Certain Covenants. The Fresenius Parties and their Affiliates shall not make, have made, import into, offer to sell, or sell in the Territory any Generic Equivalent (including the Licensed ANDA Product) or assist, authorize or cooperate with any Third Party in doing any of the foregoing, prior to the License Effective Date and earlier solely as set forth in Section 3.2. Fresenius agrees that any breach by the Fresenius Parties or their Affiliates of this Section 3.4 shall cause irreparable harm to Pacira, and Fresenius hereby consents to specific performance, or immediate entry of a temporary restraining order, preliminary injunction, and permanent injunction, to enforce this Section 3.4. Without limitation of the foregoing, if any of the Fresenius Parties or their Affiliates sell in the Territory any Generic Equivalent (including the Licensed ANDA Product) prior to the License Effective Date, Pacira may terminate the licenses and covenants not to interfere granted to Fresenius under this Agreement immediately upon written notice.

Section 3.5 Covenant Not to Challenge or Assist Challenges to the Licensed Patents. The Fresenius Parties and their Affiliates shall not, directly or indirectly contest, or assist any Third Party in contesting in any forum, including federal courts, whether under 28 U.S.C. §§ 2201-2202 or not, the U.S. Patent and Trademark Office, and/or the International Trade Commission, that the Licensed Patents or any claims thereof are patentable, valid and enforceable or not infringed in any Proceeding concerning the Licensed ANDA Product, the Pacira Exparel Product or any Generic Equivalent, unless any such Licensed Patent is asserted or threatened to be asserted against the Fresenius Parties or their Affiliates. Such challenges to the patentability, validity or enforceability or non-infringement of any of the Licensed Patents or any claims thereof include, but are not limited to, filing or maintaining (i) a request for inter partes review; (ii) a request for reexamination; (iii) any other pre- or post-grant proceeding in the United States Patent and Trademark Office; or (iv) a declaratory judgment action concerning the Licensed ANDA Product, the Pacira Exparel Product or any Generic Equivalent. Fresenius agrees that any breach by the Fresenius Parties or their Affiliates of this Section 3.5 shall cause irreparable harm to Pacira, and Fresenius hereby consents to specific performance, or immediate entry of a temporary restraining order, preliminary injunction, and permanent injunction, to enforce this Section 3.5. Permitted challenges in defense of a suit pursuant to this Section 3.5 include, but are not limited to, opposition proceedings, IPR proceedings, PGR proceedings, and revocation and nullity proceedings, notwithstanding the forum selection set forth in Section 6.3. For avoidance of doubt, nothing in this Section 3.5 or anywhere else in this Agreement shall prevent or prohibit Fresenius from challenging any Licensed Patent or any other Patent in any Proceeding involving an application that is not the Licensed ANDA or a product that is not the Licensed ANDA Product or any Generic Equivalent.

Section 3.6 [**]

Section 3.7 [**]

Section 3.8 Regulatory Waiver. As of the Effective Date, to the extent licensed under the License, and to the extent permitted by law, Pacira hereby grants to the Fresenius Parties a waiver under any regulatory exclusivities or other regulatory rights that Pacira Controls that apply to the Licensed ANDA Product that could prevent the Fresenius Parties from obtaining approval of the Licensed ANDA Product as soon as it is otherwise approvable, or from marketing the Licensed ANDA Product in the Territory as of the License Effective Date. Within ten (10) calendar days of receiving a written request from Fresenius, Pacira will provide FDA with written confirmation of the license grants and waivers herein (subject to Fresenius’s review and approval prior to any submission, such approval not to be unreasonably withheld, delayed or conditioned).

Section 3.9 Non-Interference. Except for safety or efficacy reasons (or as otherwise required by FDA or any other applicable law) and so long as Fresenius has not breached, in any material respect, any provision of this Agreement, Pacira hereby covenants not to take any action to interfere with the efforts of Fresenius to obtain and maintain FDA approval of the Licensed ANDA Product and the Licensed ANDA.

Section 3.10 Pacira Licensed Quantities Audit Right. Within [**] calendar days following each License Period, Fresenius shall provide to Pacira a written certification signed by an officer of each Fresenius Party certifying that Fresenius has not sold more than its Licensed Quantity for such License Period (“Certification”). The Fresenius Parties shall, and shall ensure that their Affiliates will, keep complete and accurate records in accordance with generally acceptable accounting standards and in sufficient detail pertaining to the units of Licensed ANDA Product sold during each calendar year starting with the 2024 calendar year through the 2038 calendar year, to permit Pacira to confirm the veracity of each Certification. Such records shall be retained for at least five (5) years following the calendar year to which they pertain. Upon no less than

[**] days’ prior notice, at Pacira’s expense, Pacira shall have the right to have an independent auditor, selected by Pacira and reasonably acceptable to Fresenius, and subject to confidentiality terms reasonably acceptable to Fresenius, audit the sales/unit data for any License Period no more than once for each calendar-year License Period in order to confirm the veracity of the applicable Certification. [**].

Section 3.11 Fresenius Licensed Quantities Audit Right. Pacira shall, and shall ensure that its Affiliates will, keep complete and accurate records in accordance with generally acceptable accounting standards and in sufficient detail pertaining to the units of Covered Product sold during each calendar year starting with the 2028 calendar year through the 2038 calendar year, to permit Fresenius to confirm the accuracy of any and all applicable actual sales/unit data underlying the written certification provided to Fresenius pursuant to the Licensed Quantities definition. Such records shall be retained for at least five (5) years following the calendar year to which they pertain. Upon no less than [**] days’ prior notice, at Fresenius’s expense, Fresenius shall have the right to have an independent auditor, selected by Fresenius and reasonably acceptable to Pacira, and subject to confidentiality terms reasonably acceptable to Pacira, audit any and all applicable actual sales/unit data underlying the written certification provided by Pacira to Fresenius for any License Period no more than once for each calendar-year License Period. [**].

Section 3.12 Ex-U.S. Covenant Not to Sue. During the Term, Pacira and its Affiliates will not sue, or otherwise assert or authorize any claim, for infringement of any of their Controlled non-United States Patents against (a) the Fresenius Parties or their Affiliates, or any of its or their Third Party contract manufacturers, for the manufacture of Licensed ANDA Product outside the Territory solely to the extent such manufacture is for importation into, and sale, offer for sale and distribution in, the Territory by or on behalf of the Fresenius Parties or their Affiliates or (b) the Fresenius Parties or their Affiliates, or any of its or their Third Party developers for the development of the Licensed ANDA Product outside the Territory solely to the extent such development is (i) by or on behalf of the Fresenius Parties or their Affiliates and (ii) limited to development of Licensed ANDA Product for importation into, and sale, offer for sale and distribution in, the Territory by or on behalf of the Fresenius Parties or their Affiliates.

Article 4
REPRESENTATIONS AND WARRANTIES
Section 4.1 Mutual Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a) Due Authorization. Such Party is an entity duly organized and in good standing as of the Effective Date, and the execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b) Due Execution. This Agreement has been duly executed and delivered by such Party and, with due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c) No Conflict. Such Party’s execution, delivery, and performance of this Agreement does not: (i) violate, conflict with, or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Party or (ii) conflict with or result in any breach of any agreement to which such Party is a party or is otherwise bound.

(d) Affiliates. Such Party has the full right and authority to enter into this Agreement on behalf of and bind all of its Affiliates, and shall cause all such Affiliates to comply with and grant all necessary rights, licenses, covenants, and releases to effect this Agreement, and all other terms and conditions of this Agreement, and shall be directly liable to the other Party and its Affiliates for any breach of this Agreement by any of such Party’s Affiliates, including any failure by any Affiliate to comply with or grant any such right, license, covenant, or release.
Section 4.2 Pacira Representations and Warranties. Pacira represents and warrants to Fresenius that, as of the Effective Date, Pacira (a) has the right to settle the Pending Litigations and the Prior Litigations; (b) shall, to the extent the licenses and covenants herein do not run with the relevant Patents under applicable law, impose the licenses and covenants herein on any Third Party to whom Pacira transfers, assigns or otherwise conveys any rights in the Licensed Patents or any Patents that are the subject of the Ex-U.S. Covenant Not to Sue in Section 3.12; and (c) Controls the Licensed Patents.

Section 4.3 Fresenius Parties Representations, Warranties and Covenants. Jiangsu and eVenus represent and warrant to Pacira that, as of the Effective Date, (a) Jiangsu owns all right, title and interest in, to and under the Licensed ANDA, and Jiangsu has not granted or assigned to any Third Party, directly or indirectly, any rights in, to or under the Licensed ANDA or the Licensed ANDA Product, (b) Fresenius does not, and shall not until the License Effective Date, own or control any application directed to a Generic Equivalent other than the Licensed ANDA, (c) subject to the restrictions in Section 6.1, Jiangsu shall not transfer ownership, in whole or in part, of said Licensed ANDA, except to an Affiliate, without assigning all of Jiangsu’s rights and obligations under this Agreement, and (d) Jiangsu and eVenus have the right to settle the Pending Litigations and Prior Litigations. Fresenius Kabi represents and warrants to Pacira that, as of the Effective Date, Fresenius Kabi has the right to settle the Pending Litigations and Prior Litigations.

Section 4.4 Mutual Agreements. Each Party acknowledges and agrees that:

(a) If any fact relating to this Agreement, the Prior Litigations, or the Pending Litigations and now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact, subject to each Party’s right to bring a Proceeding for a breach of any representation, warranty or covenant herein.

(b) This Agreement shall be deemed to be a full and complete defense to, and may be used as a basis for injunction against, any Proceeding that may be instituted, prosecuted, or attempted in breach hereof.

Section 4.5 Reliance on Agreement. The Pacira Parties and the Fresenius Parties agree that nothing in this Agreement shall be construed as an admission or waiver as to any factual or legal matter by any Party or its Affiliates with respect to (a) any jurisdiction outside of the Territory, (b) any products other than the Licensed ANDA Product, or (c) any Patents other than the Licensed Patents, and no Party or its Affiliates will use this Agreement outside of the Territory, or in connection with any Proceeding regarding products other than the Licensed ANDA Product or patents other than the Licensed Patents, for any purpose except to enforce this Agreement.

Section 4.6 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS SUCH WARRANTIES.

Article 5
TERM AND TERMINATION
Section 5.1 Term. Unless terminated sooner pursuant to the terms of this Agreement, this Agreement continues until expiration of the last to expire of the Licensed Patents. The provisions of Sections 3.3, 4.5 and 5.1, and Article 6 shall survive expiration or termination of this Agreement for any reason.

Section 5.2 Termination Rights. The Parties agree that an unauthorized sale of a Licensed ANDA Product or Generic Equivalent by the Fresenius Parties or their Affiliates or a Third Party authorized by the Fresenius Parties or their Affiliates, is a material breach that cannot be cured and that upon such breach, this Agreement may be terminated by Pacira, in its sole discretion, by written notice to the other Parties. This Agreement may also be terminated by any Party in the event there has been an adjudication of a material breach of any of the provisions of this Agreement and the breaching Party has not cured such breach within [**] business days of such adjudication. Notwithstanding the foregoing, the Parties agree that any breach by the Fresenius Parties or their Affiliates of Section 3.5 is a material breach which, if not cured by the Fresenius Parties or their Affiliates within [**] calendar days of receipt of written notice from Pacira, shall entitle Pacira to terminate this Agreement immediately upon written notice to the Fresenius Parties. In the event of termination under this Section 5.2, the termination shall be deemed to be effective as of the date the breach occurred. The date of such breach, if it cannot be agreed upon, shall be determined by the court hearing the dispute regarding the breach, and the non-breaching Party may be entitled to retroactive damages, which may include, but are not limited to, damages for patent infringement, commencing as of the date the breach occurred.

Article 6
MISCELLANEOUS
Section 6.1 Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may assign this Agreement without such consent (a) to any Affiliate of such assigning Party (for as long as such assignee remains an Affiliate of such Party); or (b) to any purchaser or transferee of substantially all of the assets related to this Agreement, including a Third Party who acquires ownership of the

Licensed ANDA or a Third Party who acquires ownership of the Pacira NDA, as applicable, and who, as a result of such transfer or acquisition becomes subject to the terms and conditions of this Agreement and shall be bound hereby. Any purported assignment in violation of the foregoing shall be null and void and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.2 [**].

Section 6.3 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its conflict of laws principles. The Parties hereby consent to the exclusive jurisdiction of the federal courts located in New Jersey to the extent permitted by law, or else New Jersey state court, and expressly waive any objections or defenses based on lack of personal jurisdiction in federal courts in New Jersey or venue in connection with any dispute arising out of or relating to this Agreement or whether any Patents are Licensed Patents if such dispute was not resolved by binding arbitration pursuant to Section 6.2.

Section 6.4 Confidentiality. Pacira, Fresenius, and their respective Affiliates and Related Parties shall not use or disclose to Third Parties (a) the terms of this Agreement or (b) any information received from any other Party or their Affiliates or Related Parties or otherwise developed or obtained (including prior to the Effective Date) by any Party in the performance of activities under this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise permitted in, or required in order for a Party to exercise its rights or fulfill its obligations under, this Agreement. This confidentiality obligation shall not apply to information that (a) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (b) is required to be disclosed by law, regulation, or order of a court or administrative agency of competent jurisdiction, or that is otherwise disclosed to the FTC or DOJ pursuant to Section 6.5 or Section 6.6, (c) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (d) the receiving Party can establish was independently developed by Persons in its employ who had no contact with and were not aware of the content of the confidential information, or (e) is disclosed to the receiving Party by a Third Party having no obligation of confidentiality to the disclosing Party with respect to such information. Prior to either Party providing any disclosure to Third Parties as expressly permitted under this Section 6.4 or as required by law, that Party shall first provide the other Party a copy of such disclosure and specify the timing and nature of the disclosure and give the other Party sufficient time and the opportunity to comment thereon, and (as applicable) to seek a protective order or confidential treatment prior to any such disclosure. The Parties shall take reasonable measures to ensure that no unauthorized use or disclosure is made by others to whom access to such information is granted. Notwithstanding the foregoing, the Parties may publicly disclose to any Third Party any of the following: the fact of settlement and the Stipulations of Dismissal, which shall become public upon filing of the same; the License Effective Date; and that Fresenius is licensed (i) to market certain volume-limited annual amounts of the Licensed ANDA Product in the United States beginning on January 1, 2030, or earlier in certain circumstances, beginning at a high-single-digit percentage of the total volumes distributed in the U.S. market and increasing gradually in each calendar year following the volume limited entry date until ultimately reaching a maximum high thirties percentage of the total volumes distributed in the United States for the final three years of the limited volume period, and (ii) an unlimited quantity of generic liposomal bupivacaine in the United States beginning January 1, 2039, or earlier in certain circumstances. Other than the foregoing, the Parties shall agree in writing prior to making any further public announcement, press release or other public disclosure regarding this Agreement or the subject matter or terms herein, which consent shall not be unreasonably withheld, conditioned or delayed (provided that any consent which is delayed for more than seven (7) days shall be deemed to have been given). Nothing in this Agreement shall prevent either Party from disclosing any confidential information relating to this Agreement, including a copy of this Agreement, to such Party’s auditors, accountants, advisors, insurers, lenders, attorneys, prospective and actual acquirers, and prospective and actual shareholders, investors, underwriters, and commercial and marketing partners, in each case who are bound under a written agreement with the disclosing Party to keep such information confidential, or to the extent reasonably necessary in prosecuting or defending litigation, complying with obligations under pre-existing agreements, complying with applicable laws and regulations, including United States Securities and Exchange Commission regulations, or court order or submitting information to tax or other governmental authorities. Further, nothing in this Agreement shall prevent eVenus or Jiangsu from disclosing the terms of this Agreement to the FDA as may be reasonably necessary in obtaining and maintaining final approval of the Licensed ANDA and the Licensed ANDA Product.

Section 6.5 Cooperation and Compliance with Laws. Subject to confidentiality restrictions that may be reasonably requested by the other Party, each Party shall use its commercially reasonable efforts to:

(a) make all required filings with the FTC or DOJ. Subject to confidentiality restrictions that may be reasonably requested and to the extent permissible by law, the Parties shall coordinate all filings and documents submitted to the FTC or DOJ regarding this Agreement;

(b) cooperate with the other Party in any review, investigation, inquiry, or proceeding regarding this Agreement by the FTC or DOJ. Subject to such confidentiality restrictions as may be reasonably requested by the other Party, and to the extent permissible by law, the Parties shall respond promptly and in good faith to any requests for assistance from the other Party (or Parties) in connection with the Parties’ common interests under this Agreement in connection with any such review, investigation, inquiry, or proceeding by the FTC or DOJ;

(c) promptly inform the other Party (or Parties) of any material communication made to, or received by, such Party from the FTC or DOJ regarding this Agreement; and

(d) perform their respective obligations hereunder in compliance with all applicable federal, state and local laws, rules, guidelines and regulations.

Section 6.6 Government Proceedings. Within ten (10) business days following the Effective Date, and pursuant to current statutory law or applicable consent decrees and settlement agreements, the Parties shall file or cause to be filed this Agreement with the FTC and DOJ, and any other applicable state or federal governmental agency, and, in each case, shall request that this Agreement be treated as confidential to the fullest extent permitted under the law.

Section 6.7 Notices. All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure. Notices will be deemed to have been given two (2) business days after sending by internationally recognized overnight delivery service.

If to Pacira Biosciences, Inc. or Pacira Pharmaceuticals, Inc.:
Legal Department
Pacira BioSciences, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054

and
Kirkland & Ellis, LLP
601 Lexington Avenue
New York, New York 10022

If to Fresenius Kabi:
Fresenius Kabi USA, LLC
Three Corporate Drive
Lake Zurich, Illinois 60047
Telephone: [**]
Attention: President

With a copy to:
Fresenius Kabi USA, LLC
Three Corporate Drive
Lake Zurich, Illinois 60047
Telephone: [**]
Attention: General Counsel

With a copy to (which shall not constitute notice hereunder):

[**]

If to Jiangsu Hengrui Pharmaceuticals Co., Ltd. or eVenus Pharmaceutical Laboratories Inc.: [**]
Section 6.8 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of each of the Parties.

Section 6.9 No Waiver. The failure of any Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions. No waiver of a breach, failure of any condition, or any right or remedy, contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy.

Section 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 6.11 Headings; Construction. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, the word “or” is used in the inclusive sense (and/or). Each Party and its counsel have participated fully in the review of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement.

Section 6.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, including via .pdf, photocopy, electronic, DocuSign or equivalent signatures. Each counterpart shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement. Signatures to this Agreement delivered by facsimile or electronic transmission of a .pdf file shall constitute valid signatures.

Section 6.13 Entire Agreement. This Agreement (including Exhibits and Appendices hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof, and no oral or written statement that is not expressly set forth in this Agreement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

Section 6.14 Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

Pacira Biosciences, Inc. By: /s/ ANTHONY MOLLOY Name: Anthony Molloy Title: Chief Legal Officer Location: Parsippany, NJ USA	Fresenius Kabi USA, LLC By: /s/ [**] Name: [**] Title: Secretary/General Counsel Location: Lake Zurich, IL USA
Pacira Pharmaceuticals, Inc. By: /s/ ANTHONY MOLLOY Name: Anthony Molloy Title: Chief Legal Officer Location: Parsippany, NJ USA	Fresenius Kabi USA, LLC By: /s/ [**] Name: [**] Title: Chief Financial Officer Location: Lake Zurich, IL USA
eVenus Pharmaceutical Laboratories Inc. By: /s/ [**] Name: [**] Title: Vice President Location: Princeton, NJ USA
Jiangsu Hengrui Pharmaceuticals Co., Ltd.

By: /s/ [**]

Name: [**]

Title: Vice President

Location: Jiangsu, China

Jiangsu Hengrui Pharmaceuticals Co., Ltd.

By: /s/ [**]

Name: [**]

Title: Sr. Director, CAM, GMC Center

Location: Jiangsu, China

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SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K. THE COMPANY HEREBY UNDERTAKES TO SUPPLEMENALLY FURNISH COPIES OF ANY OMITTED SCHEDULES AND EXHIBITS TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.
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